AMENDMENT TO PARTICIPATION AGREEMENT

The Participation Agreement dated June 22, 1995, by and between Kansas City Life Insurance Company, Insurance Management Series, and Federated Securities Corp., (“the Agreement”) is hereby amended as follows:

The following two sentences are added to section 1.11:

If the Fund provides materially incorrect share net asset value information, the Fund shall make an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to Kansas City Life Insurance Company.

The name of the Fund is hereby changed to: Federated Insurance Series.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

The effective date of this amendment is: June 15, 2001.

FEDERATED INSURANCE SERIES

By:  /s/ J. Christopher Donahue

Name:  J. Christopher Donahue
Title:  President

FEDERATED SECURITIES CORP.

By:  /s/ John B. Fisher

Name:  John B. Fisher
Title:  President-Institutional Sales

KANSAS CITY LIFE INSURANCE COMPANY

By:  /s/ Richard L. Finn

Name:  Richard L. Finn
Title:  Senior Vice President